Exhibit 99.1

CarParts.com, Inc.
Adopts Tax Benefits Preservation Plan

TORRANCE, Calif. – April 5, 2024 — CarParts.com, Inc. (the “Company”) announced today that its Board of Directors has adopted a Tax Benefits Preservation Plan (the “Plan”) intended to preserve the value of certain of the Company’s tax attributes (the “Tax Attributes”).

As of December 30, 2023, federal and state Tax Attributes were $105,224 and $84,780, respectively.  However, these Tax Attributes may be materially reduced or eliminated by a “change of ownership” of the Company under Section 382 of the Internal Revenue Code (a “change of ownership”). In general, a change of ownership would occur if stockholders that own (or are deemed to own) at least 5 percent or more of the Company’s outstanding common stock increased their cumulative ownership in the Company by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period.

As part of the Plan, the Company’s Board of Directors declared a dividend of one Series B Junior Participating Preferred Stock purchase right (the “rights”) on each outstanding share of the Company’s common stock. The dividend will be payable on April 16, 2024 to holders of record as of the close of business on April 16, 2024. Shares of the Company’s common stock issued after the record date will be issued together with the rights.

The rights are not currently exercisable and initially will trade only with the Company’s common stock. However, if any person or group acquires 4.99% or more of the Company’s common stock, or if a person or group that already owns 4.99% or more of the Company’s common stock acquires additional shares, then, subject to certain exceptions, the rights would separate from the common stock and become exercisable for shares of the Company’s common stock having a market value equal to twice the exercise price, resulting in significant dilution to the ownership interests of the acquiring person or group.

The Plan includes a procedure pursuant to which the Company’s Board of Directors may consider requests to exempt acquisitions of the Company’s common stock from the Plan if it determines that doing so would not limit or impair the availability of the Tax Attributes.

The rights will expire on April 5, 2027. The rights may also expire on an earlier date upon the occurrence of other events, including a determination by the Company’s Board of Directors that the Tax Attributes have been utilized or are no longer available, or that the Plan is no longer necessary to protect the Tax Attributes. The Plan also may be terminated at any time by the Company’s Board of Directors before the rights become exercisable.  The Company intends to submit the Plan for stockholder approval at its 2024 annual meeting of stockholders.  If stockholder approval of the Plan is not obtained prior to the first anniversary of the date of the adoption of the Plan, the Plan will expire on the close of business on such date.

The Plan is similar to Tax Benefits Preservation Plans adopted by many other public companies with significant Tax Attributes. The issuance of the rights will not affect the Company’s reported earnings or loss per share and is not taxable to the Company or its stockholders.

Additional information regarding the Plan will be set forth in a Current Report on Form 8-K and in a Registration Statement on Form 8-A that the Company is filing with the Securities and Exchange Commission.

About CarParts.com

CarParts.com, Inc. is a technology-driven eCommerce company improving the way drivers shop for the parts they need. Operating over 25 years, CarParts.com has established itself as a premier destination for drivers seeking repair and maintenance solutions. Our commitment lies in placing the customer at the forefront of our operations, evident in our easy-to-use, mobile-friendly website and app. Offering a seamless shopping experience, we aim to eliminate the uncertainty and stress often associated with vehicle repair and maintenance. Backed by a robust company-operated fulfillment network, we ensure swift delivery of top-quality parts from leading brands to customers across the nation.

At CarParts.com, our global team is united by a shared vision: Empowering Drivers Along Their Journey.

CarParts.com is headquartered in Torrance, California.

Forward-Looking Statement

This press release contains statements which are forward looking statements for the purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended and Section 27A of the Securities Act of 1933, as amended. Words such as “anticipates,” “could,” “expects,” “intends,” “plans,” “potential,” “believes,” “predicts,” “projects,” “seeks,” “estimates,” “may,” “will,” “would,” “will likely continue” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, the Company’s ability to utilize the Tax Attributes, the application and effectiveness of the Plan, and the impact of the Plan on our business and results of operations. We undertake no obligation to revise or update publicly any forward-looking statements for any reason, except as required by law. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors. Important factors that may cause such a difference include, but are not limited to, market risks and uncertainties, the risk that our stockholders will not approve the Plan, the risk that the Plan will not be effective at preserving the Tax Attributes, and any other factors discussed in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Risk Factors contained in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available at www.carparts.com/investor and the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements in this release and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. Unless otherwise required by law, the Company expressly disclaims any obligation to update publicly any forward-looking statements, whether as result of new information, future events or otherwise, except as required by law.

Investor Relations:

Ryan Lockwood, CFA
IR@carparts.com

Media Relations:

Tina Mirfarsi
tina@carparts.com